EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-124461, 333-116659, 333-110716, 333-110715, 333-107288, 333-102577, 333-85658 and 333-87180 on Form S-3 and Registration Statement Nos. 333-67392, 333-74032, 333-85402, 333-90530, 333-106996 and 333-106994 on Form S-8 of Inverness Medical Innovations Inc. (“Inverness”) of our report dated May 18, 2005, related to the financial statements of Ischemia Technologies, Inc. as of and for the year ended December 31, 2004, which report appears in the Form 8K/A of Inverness, dated on May 27, 2005.

/s/ Anton Collins Mitchell LLP
Denver, Colorado
May 26, 2005